CVS Health Announces Changes to Board of Directors

Independent Chair David W. Dorman and Director Tony L. White to Retire

Board of Directors Selects Roger N. Farah as Next Independent Chair

WOONSOCKET, R.I, March 10, 2022 — CVS Health Corporation (NYSE: CVS) today announced that David W. Dorman, Independent Chair of the Board of Directors (the “Board”) of CVS Health, will retire at the end of his current term, effective with the annual meeting of stockholders to be held on May 11, 2022. The Board has unanimously selected Roger N. Farah to succeed Mr. Dorman as Independent Chair. Director Tony L. White will also retire from the Board, having reached the Board’s mandatory retirement age.

“On behalf of the Board, our leadership team and our 300,000 CVS Health colleagues, I want to thank Dave for his contributions to CVS Health,” said CVS Health President and CEO Karen S. Lynch. “His vision has helped drive the growth of our company, and we have all benefitted from his guidance and insight as we have advanced our strategy to reshape the consumer health care experience.”

Dorman commented, “It has been a great honor to serve on the Board and as Chair of CVS Health. I am proud of everything that we have accomplished and the challenges we overcame in building the nation’s leading health solutions company. I could not be more excited about what the future holds for CVS Health. Finally, I would like to thank all my fellow directors and all of our CVS Health colleagues for their support and partnership during my time on the Board and as Chair.”

Mr. Dorman was appointed to the Board of Directors of CVS Health in March 2006 and has served as Chair since May 2011.

Farah added, “It has been a privilege to serve with Dave since I joined the Board in 2018. Looking forward, I am excited to partner with Karen as she leads CVS Health through this transformative period. No other company is better positioned to both impact health care at scale and drive profitable growth while enhancing shareholder value.”

Lynch continued, “I have worked with Roger for nearly a decade and I look forward to working with him during what is truly an exciting time for CVS Health. Roger’s experience and expertise will help guide us as we continue to execute our strategy and become an even bigger part of our customers’ everyday health.”

Tony L. White will also retire in May at the end of his current term and has been a director on the Board since 2011.

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“Tony has been a highly valued member of the Board and we thank him for all his contributions to CVS Health,” added Lynch. “His deep level of health care and life sciences expertise was critical to me and the Board as we navigated through the pandemic to lead the delivery of COVID-19 testing and vaccinations.”

Following the retirements of Mr. Dorman and Mr. White, the size of the Board will be reduced to 11 directors.

Roger N. Farah

Roger Farah has served as a director of CVS Health since the closing of CVS Health’s acquisition of Aetna Inc. in November 2018, and prior to that time had served on the Board of Directors of Aetna since 2007. Mr. Farah currently serves on the Management Planning and Development and the Medical Affairs Committees of the CVS Health Board. During his 40-plus year career in retailing, Mr. Farah has served in a number of leadership and senior executive positions at leading companies. Mr. Farah served as Chairman of the Board of Tiffany & Co., a retailer of jewelry and specialty products, until its sale to LVMH in January 2021. He served as Co-Chief Executive Officer and a director of Tory Burch from 2014 to 2017; and as President, Chief Operating Officer, Executive Vice Chairman and a director of Ralph Lauren Corporation between 2000 and 2014. Mr. Farah has also served as a director and/or in executive positions with Venator Group, Inc. (now Foot Locker, Inc.), R.H. Macy & Co., Inc., Federated Merchandising Services, the central buying and product development arm of Federated Department Stores, Inc., Rich’s/Goldsmith’s Department Stores, and Saks Fifth Avenue, Inc. He was a director of Metro Bank PLC, a London-based financial services company, until his retirement from that board in March 2020, and he currently serves as a director of The Progressive Corporation, an auto and home insurance company.

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About CVS Health

CVS Health is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and approximately 300,000 dedicated colleagues including more than 40,000 physicians, pharmacists, nurses, and nurse practitioners. Wherever and whenever people need us, we help them with their health whether that's managing chronic diseases, staying compliant with their medications, or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system and their personal health care by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Learn more at www.cvshealth.com.

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Cautionary Statement Concerning Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties related to the COVID-19 pandemic, including the potential emergence of additional variants, vaccine and testing protocols, government testing initiatives, the geographies impacted by and the severity and duration of the pandemic, the pandemic’s impact on the U.S. and global economies and consumer behavior and health care utilization patterns, and the timing, scope and impact of stimulus legislation and other federal, state and local governmental responses to the pandemic, as well as the risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and our Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

Media contact

T.J. Crawford

212-457-0583

CrawfordT2@CVSHealth.com

Investor contact

Susie Lisa, CFA

401-770-4050

Susan.Lisa@CVSHealth.com

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